Exhibit 5(a)


                              THE MONTANA POWER COMPANY
                                   40 EAST BROADWAY
                                BUTTE, MONTANA  59701


     Michael E. Zimmerman -   Vice President
                               and General Counsel


                                                  October 16, 1996


     The Montana Power Company
     40 East Broadway
     Butte, Montana  59701


     Ladies and Gentlemen:

               Referring to the proposed registration of Cumulative Quarterly Income Preferred Securities (Preferred Securities) of Montana Power Capital I (Trust) having an aggregate liquidation preference of up to $80,000,000, such Preferred Securities to be offered in an underwritten public offering; of a Guarantee of The Montana Power Company (Company) with respect to the Preferred Securities; and the issuance and sale to the Trust of up to $80,000,000 in aggregate principal amount of the Company's Junior Subordinated Deferrable Interest Debentures (Debentures) pursuant to the terms of an indenture from the Company to The Bank of New York, as trustee (Indenture), as contemplated in the Registration Statement (Registration Statement) on Form S-3 to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, I am of the opinion that:

          1. All requisite action necessary to make the Guarantee a valid, legal and binding obligation of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Guarantee and the Guarantee shall have been duly executed and delivered;

          2. All requisite action necessary to make the Debentures valid, legal and binding obligations of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Debentures, the Indenture shall have been executed and delivered, and the Debentures shall have been issued and delivered to the Trust;

     in each case, except as such may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and by general principles of equity.

               I am a member of the Montana Bar and do not hold myself out as an expert on the laws of the State of New York. As to all matters of New York law, I have relied with your consent upon an opinion of even date herewith addressed to you by Reid & Priest LLP.

               I hereby consent to the use of my name in the Registration Statement and to the use of this opinion as an exhibit thereto.

                                        Sincerely,

                                        /s/ Michael E. Zimmerman
                                        -------------------------

                                        Michael E. Zimmerman